Exhibit 16.1

July 7, 2021

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for our resignation that occurred on June 30, 2021, to be filed by our former client, Gulf Resources, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm, and that none of the reportable conditions under item 304(a)(1)(v) of Regulation S-K occurred.

Additionally, we are not in a position to agree or disagree with any of the statements in the 4th paragraph of Item 4.01 of Form 8-K.

Very truly yours,

/s/ MORISON COGEN LLP

Morison Cogen LLP

Blue Bell, Pennsylvania